Exhibit 21.1

LIST OF SUBSIDIARIES

SUBSIDIARY	STATE OR JURISDICTION OF INCORPORATION OR ORGANIZATION
American Commercial Lines Inc.	Delaware
Commercial Barge Line Company	Delaware
ACL Transportation Services LLC	Delaware
American Commercial Lines LLC	Delaware
ACL Finance Corp.	Delaware
American Commercial Barge Line LLC	Delaware
Jeffboat LLC	Delaware
American Commercial Lines International LLC	Delaware
ACBL Dominicana S.A.*	Dominican Republic
ACL Professional Services Inc.	Delaware

*	An immaterial subsidiary.